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                                                                    EXHIBIT 23.1

The Board of Directors
StorMedia, Inc.

     We consent to the incorporation by reference in the registration statement (No. 33-04567 and 33-90530) on Form S-8 of StorMedia, Inc. of our report dated January 27, 1998, with respect to the consolidated balance sheets of StorMedia, Inc. and subsidiaries as of December 31, 1997 and 1996, and the related consolidated statement of operations, and cash flows for each of the years in the three year period ended December 31, 1997 and the related schedule which report appears in the December 31, 1997 annual report on Form 10-K of StorMedia Inc. Our report dated January 27, 1998 contains an explanatory paragraph that states that the Company has suffered a substantial loss from operations and has a net working capital deficiency, which raise substantial doubt about its ability to continue as a going concern. The consolidated financial statements and financial statement schedule do not include any adjustment that might result from the outcome of that uncertainty

                                          KPMG PEAT MARWICK LLP

Mountain View, California
March 31, 1998

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